Proposed
		Proposed	maximum	Amount of
Title of each class of securities to be	Amount to be	maximum offering	aggregate	registration
registered	registered	price per unit	offering price	fee
Common stock, par value $0.01 per share, including related rights to purchase Series A Junior Participating Preferred Stock(1)	91,079 shares	$33.535(2)	$3,054.334.27(2)	$94(3)

(1)	Each share of the registrant’s common stock being registered hereunder, if issued before the termination of the registrant’s preferred share rights agreement, includes Series A Junior Participating Preferred Stock purchase rights. Before the occurrence of certain events, the Series A Junior Participating Preferred Stock purchase rights will not be exercisable or evidenced separately from the registrant’s common stock and have no value except as reflected in the market price of the shares to which they are attached.

(2)	Estimated pursuant to Rule 457(h) and Rule 457(c) solely for purposes of calculating the amount of registration fee, based on the average of the high and low prices of the registrant’s common stock as reported on The NASDAQ Global Market on February 28, 2007.

(3)	A filing fee of $94 has been transmitted to the SEC in connection with the securities offered pursuant to this prospectus supplement.
Filed pursuant to Rule 424(b)(2)
File No. 333-134012
Prospectus Supplement To Prospectus Dated May 11, 2006
91,079 Shares
Illumina, Inc.
Common Stock

Illumina, Inc. is issuing 91,079 shares of its common stock to certain former officers of Solexa, Inc., which was acquired by Illumina on January 26, 2007.
The common stock is quoted on The NASDAQ Global Market under the symbol “ILMN.” The last reported sale price of the common stock on February 28, 2007 was 33.59 per share.
See “Risk Factors” on page S-2 to read about factors that may adversely affect our business or the price of our common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.
Prospectus Supplement dated March 1, 2007.

Prospectus Supplement
ABOUT THIS PROSPECTUS SUPPLEMENT
This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the common stock being issued. The second part, the accompanying prospectus dated May 11, 2006, gives more general information about our common stock.
Unless the context requires otherwise, the words “Illumina,” “we,” “company,” “us” and “our” refer to Illumina, Inc. and its subsidiaries.
This prospectus supplement and the documents incorporated by reference into this prospectus supplement include trademarks, service marks and trade names owned by us or others. All trademarks, service marks and trade names included or incorporated by reference in this prospectus supplement are the property of their respective owners. Illumina®, Array of Arrays™, BeadArray™, BeadXpress™, CSPro™, DASL®, GoldenGate®, Infinium®, IntelliHyb™, iSelect™, Making Sense Out of Life®, Oligator®, Sentrix®, VeraCode™, Solexa®, MPSS™ are our trademarks.

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PROSPECTUS SUPPLEMENT SUMMARY
This summary highlights selected information appearing elsewhere or incorporated by reference in this prospectus supplement and accompanying prospectus and may not contain all of the information that is important to you. This prospectus supplement and the accompanying prospectus include information about the shares we are issuing as well as information regarding our business and financial data. You should read this prospectus supplement and the accompanying prospectus, including the information incorporated by reference and any free writing prospectuses we have authorized for use in connection with this transaction, in their entirety.
Business Overview
We develop and market next generation tools for the large-scale analysis of genetic variation and function. We have developed a comprehensive line of products designed to provide the performance, throughput, cost effectiveness and flexibility necessary to enable researchers in the life sciences and pharmaceutical industries to perform the billions of tests necessary to extract medically valuable information from advances in genomics. This information is expected to correlate genetic variation and gene function with particular disease states, enhancing drug discovery, allowing diseases to be detected earlier and more specifically, and permitting better choices of drugs for individual patients.
Acquisition of Solexa
On January 26, 2007 we acquired Solexa, Inc. Solexa develops and commercializes genetic analysis technologies used to perform a range of analyses including whole genome resequencing, gene expression analysis and small RNA analysis. Under the merger agreement, Callisto Acquisition Corp., a wholly owned subsidiary of Illumina, merged with and into Solexa, with Solexa continuing as the surviving corporation. As a result of the merger, Solexa became a direct, wholly owned subsidiary of Illumina. At the time of the merger, each share of Solexa common stock was converted into the right to receive 0.344 shares of Illumina common stock. We issued approximately 13.1 million shares of Illumina common stock to Solexa stockholders as part of this merger. With the acquisition of Solexa we expect to create a unique genetic analysis product portfolio that addresses the fastest growing markets in the life sciences industry.
Our Corporate Information
We were incorporated in California in April 1998 and reincorporated in Delaware in July 2000. Our principal executive offices are located at 9885 Towne Centre Drive, San Diego, California 92121-1975, and our telephone number is (858) 202-4500. We maintain an Internet website at www.illumina.com. We have not incorporated by reference into this prospectus supplement or accompanying prospectus the information in, or that can be accessed through, our website, and you should not consider it to be a part of this prospectus supplement or accompanying prospectus.

RISK FACTORS
Investing in our common stock involves a high degree of risk. In addition to the other information included and incorporated by reference in this prospectus or accompanying prospectus supplement or in any free writing prospectus we have authorized for use in connection with this transaction, you should carefully consider the risks described below. If any of the following risks actually occurs, our business, results of operations and financial condition will likely suffer, the trading price of our common stock may decline.
Litigation or other proceedings or third party claims of intellectual property infringement could require us to spend significant time and money and could prevent us from selling our products or services or impact our stock price.
Our commercial success depends in part on our non-infringement of the patents or proprietary rights of third parties and on our ability to protect our own intellectual property. As we have previously disclosed, Affymetrix, Inc. filed a complaint against us in July 2004, alleging infringement of six of its patents.
On June 30, 2006, the court dismissed a patent Affymetrix had sought to withdraw from its suit leaving five patents being asserted against us. On August 16, 2006, the court issued a ruling on the claim construction hearing that it had held on April 20, 2006 as part of this litigation. We believe the court’s mixed ruling interpreted certain claim terms in our favor, and did not adversely impact our defenses and counterclaims which are still pending. At the request of both parties, trial has been rescheduled to March 5, 2007 from October 16, 2006. A pre-trial conference was held on February 8, 2007 during which the court established a multi-phase trial structure with the first phase of the trial to begin on March 5, 2007, and addressed related issues. Any adverse ruling or perception of an adverse ruling throughout these proceedings may have an adverse impact on our stock price, and such impact may be disproportionate to the actual import of the ruling itself.
Third parties, including Affymetrix, have asserted or may assert that we are employing their proprietary technology without authorization. As we enter new markets, we expect that competitors will likely assert that our products infringe their intellectual property rights as part of a business strategy to impede our successful entry into those markets. In addition, third parties may have obtained and may in the future obtain patents allowing them to claim that the use of our technologies infringes these patents. We could incur substantial costs and divert the attention of our management and technical personnel in defending ourselves against any of these claims. Furthermore, parties making claims against us may be able to obtain injunctive or other relief, which effectively could block our ability to develop further, commercialize and sell products, and could result in the award of substantial damages against us. In the event of a successful claim of infringement against us, we may be required to pay damages and obtain one or more licenses from third parties, or be prohibited from selling certain products. We may not be able to obtain these licenses at a reasonable cost, if at all. We could therefore incur substantial costs related to royalty payments for licenses obtained from third parties, which could negatively affect our gross margins. In addition, we could encounter delays in product introductions while we attempt to develop alternative methods or products. Defense of any lawsuit or failure to obtain any of these licenses on favorable terms could prevent us from commercializing products, and the prohibition of sale of any of our products could materially affect our ability to grow and maintain profitability.
We expect intense competition in our target markets, which could render our products obsolete, result in significant price reductions or substantially limit the volume of products that we sell. This would limit our ability to compete and maintain profitability. If we cannot continuously develop and commercialize new products, our revenue may not grow as intended.
We compete with life sciences companies that design, manufacture and market instruments for analysis of genetic variation and biological function and other applications using technologies such as two-dimensional electrophoresis, capillary electrophoresis, mass spectrometry, flow cytometry, microfluidics, nanotechnology, next-generation DNA sequencing and mechanically deposited, inkjet and photolithographic arrays. We anticipate that we will face increased competition in the future as existing companies develop new or improved products and as new companies enter the market with new technologies. The markets for our products are characterized by rapidly changing technology, evolving industry standards, changes in customer needs, emerging competition, new product introductions and strong price competition. For example, prices per data point for genotyping have fallen significantly over the last two years and we anticipate that prices will continue to fall. One or more of our competitors may render our technology obsolete or uneconomical. Some of our competitors have greater financial and personnel resources, broader product lines, a more established customer base and more experience in research and development than we do. Furthermore, life sciences and pharmaceutical companies, which are our potential customers and strategic partners, could develop competing products. If we are unable to develop enhancements to our technology and rapidly deploy new product offerings, our business, financial condition and results of operations will suffer.

Any inability to adequately protect our proprietary technologies could harm our competitive position.
Our success will depend in part on our ability to obtain patents and maintain adequate protection of our intellectual property in the United States and other countries. If we do not protect our intellectual property adequately, competitors may be able to use our technologies and thereby erode our competitive advantage. The laws of some foreign countries do not protect proprietary rights to the same extent as the laws of the United States, and many companies have encountered significant challenges in protecting their proprietary rights abroad. These challenges can be caused by the absence of rules and methods for the establishment and enforcement of intellectual property rights abroad.
The patent positions of companies developing tools for the life sciences and pharmaceutical industries, including our patent position, generally are uncertain and involve complex legal and factual questions. We will be able to protect our proprietary rights from unauthorized use by third parties only to the extent that our proprietary technologies are covered by valid and enforceable patents or are effectively maintained as trade secrets. We intend to apply for patents covering our technologies and products, as we deem appropriate. However, our patent applications may be challenged and may not result in issued patents or may be invalidated or narrowed in scope after they are issued. Questions as to inventorship may also arise. For example, in June 2005, a former employee filed a complaint against us, claiming he is entitled to be named as joint inventor of certain of our U.S. patents and pending U.S. and foreign patent applications, and seeking a judgment that the related patents and applications are unenforceable. Any finding that our patents and applications are unenforceable could harm our ability to prevent others from practicing the related technology, and a finding that others have inventorship rights to our patents and applications could require us to obtain certain rights to practice related technologies, which may not be available on favorable terms, if at all.
In addition, our existing patents and any future patents we obtain may not be sufficiently broad to prevent others from practicing our technologies or from developing competing products. There also is risk that others may independently develop similar or alternative technologies or design around our patented technologies. Also, our patents may fail to provide us with any competitive advantage. We may need to initiate additional lawsuits to protect or enforce our patents, or litigate against third party claims, which would be expensive and, if we lose, may cause us to lose some of our intellectual property rights and reduce our ability to compete in the marketplace. Furthermore, these lawsuits may divert the attention of our management and technical personnel.
We also rely upon trade secret protection for our confidential and proprietary information. We have taken security measures to protect our confidential information. These measures, however, may not provide adequate protection for our trade secrets or other confidential information. Among other things, we seek to protect our trade secrets and confidential information by entering into confidentiality agreements with employees, collaborators and consultants. Nevertheless, employees, collaborators or consultants may still disclose our confidential information, and we may not otherwise be able to effectively protect our trade secrets. Accordingly, others may gain access to our confidential information, or may independently develop substantially equivalent information or techniques.

If we are unable to develop and maintain operation of our manufacturing capability, we may not be able to launch or support our products in a timely manner, or at all.
We currently possess limited facilities capable of manufacturing our principle products and services for both sale to our customers and internal use. If a natural disaster were to significantly damage our facility or if other events were to cause our operations to fail, these events could prevent us from developing and manufacturing our products and services. Also, many of our manufacturing processes are automated and are controlled by our custom-designed Laboratory Information Management System (LIMS). Additionally, as part of the decoding step in our array manufacturing process, we record several images of each array to identify what bead is in each location on the array and to validate each bead in the array. This requires significant network and storage infrastructure. If either our LIMS system or our networks or storage infrastructure were to fail for an extended period of time, it would adversely impact our ability to manufacture our products on a timely basis and may prevent us from achieving our expected shipments in any given period.
Our manufacturing capacity may limit our ability to sell our products.
We continue to ramp up our capacity to meet our anticipated demand for our products. Although we have significantly increased our manufacturing capacity and we believe that we have sufficient plans in place to ensure we have adequate capacity to meet our business plan in 2007 and 2008, there are uncertainties inherent in expanding our manufacturing capabilities and we may not be able to increase our capacity in a timely manner. For example, manufacturing and product quality issues may arise as we increase production rates at our manufacturing facility and launch new products. As a result, we may experience difficulties in meeting customer, collaborator and internal demand, in which case we could lose customers or be required to delay new product introductions, and demand for our products could decline. Additionally, in the past, we have experienced variations in manufacturing conditions that have temporarily reduced production yields. Due to the intricate nature of manufacturing products that contain DNA, we may encounter similar or previously unknown manufacturing difficulties in the future that could significantly reduce production yields, impact our ability to launch or sell these products, or to produce them economically, prevent us from achieving expected performance levels or cause us to set prices that hinder wide adoption by customers.
If we are unable to find third-party manufacturers to manufacture components of our products, we may not be able to launch or support our products in a timely manner, or at all.
The nature of our products requires customized components that currently are available from a limited number of sources. For example, we currently obtain the fiber optic bundles and BeadChip slides included in our products from single vendors. If we are unable to secure a sufficient supply of those or other product components, we will be unable to meet demand for our products. We may need to enter into contractual relationships with manufacturers for commercial-scale production of some of our products, or develop these capabilities internally, and we cannot assure you that we will be able to do this on a timely basis, for sufficient quantities or on commercially reasonable terms. Accordingly, we may not be able to establish or maintain reliable, high-volume manufacturing at commercially reasonable costs.

We may encounter difficulties in integrating acquisitions that could adversely affect our business.
We acquired Solexa in January 2007 and CyVera Corporation in April 2005 and we may in the future acquire technology, products or businesses related to our current or future business. We have limited experience in acquisition activities and may have to devote substantial time and resources in order to complete acquisitions. Further, these potential acquisitions entail risks, uncertainties and potential disruptions to our business. For example, we may not be able to successfully integrate a company’s operations, technologies, products and services, information systems and personnel into our business. An acquisition may further strain our existing financial and managerial resources, and divert management’s attention away from our other business concerns. In connection with these acquisitions, we assumed certain liabilities and hired certain employees, which is expected to continue to result in an increase in our research and development expenses and capital expenditures. There may also be unanticipated costs and liabilities associated with an acquisition that could adversely affect our operating results. To finance any acquisitions, we may choose to issue shares of our common stock as consideration, which would result in dilution to our stockholders. Additionally, an acquisition may have a substantial negative impact on near-term expected financial results.
The success of the Solexa merger will depend, in part, on our ability to realize the anticipated synergies, growth opportunities and cost savings from integrating Solexa’s businesses with our businesses. Our success in realizing these benefits and the timing of this realization depend upon the successful integration of the operations of Solexa. The integration of two independent companies is a complex, costly and time-consuming process. The difficulties of combining the operations of the companies include, among other factors:

•	lost sales and customers as a result of certain customers of either of the two companies deciding not to do business with the combined company;

•	complexities associated with managing the combined businesses;

•	integrating personnel from diverse corporate cultures while maintaining focus on providing consistent, high quality products and customer service;

•	coordinating geographically separated organizations, systems and facilities;

•	potential unknown liabilities and unforeseen increased expenses or delays associated with the merger; and

•	performance shortfalls at one or both of the companies as a result of the diversion of management’s attention to the merger.
If we are unable to successfully combine the businesses in a manner that permits the combined company to achieve the cost savings and operating synergies anticipated to result from the merger, such anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected. In addition, we and Solexa have operated and will continue to operate independently. It is possible that the integration process could result in the loss of key employees, diversion of each company’s management’s attention, the disruption or interruption of, or the loss of momentum in, each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies, any of which could adversely affect our ability to maintain relationships with customers and employees or our ability to achieve the anticipated benefits of the merger, or could reduce our earnings or otherwise adversely affect the business and financial results of the combined company.
The combined company may fail to realize the anticipated benefits of the merger as a result of our failure to achieve anticipated revenue growth following the merger.
Solexa’s business faces significant risks. These risks include the fact that Solexa’s technology is at the development stage and, although Solexa has accepted orders for its Genome Analyzer and has shipped and installed those systems, Solexa has not completed performance specifications for those systems and has not invoiced customers for them. There can be no assurance it will be able to do so. These risks also include those described under the caption “Risk Factors” of Solexa’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission for the quarterly period ended September 30, 2006, and may include additional risks of which we are not currently aware or which we currently do not believe are material. If any of the events or circumstances underlying these risks actually occur, Solexa’s business, financial condition or results of operations could be harmed and, as a result, Solexa may, among other things, fail to achieve the anticipated revenue growth following the merger.
The merger will cause dilution of Illumina’s earnings per share.
The merger and the transactions contemplated by the merger agreement are expected to have a dilutive effect on our earnings per share at least through 2007 due to losses of Solexa, the additional shares of Illumina common stock that were issued in the merger, the transaction and integration-related costs and other factors such as the potential failure to realize any benefit from synergies anticipated in the merger. These factors could adversely affect the market price of our common stock.

Solexa had a material weakness in its internal controls over financial reporting as of December 31, 2005. If additional material weaknesses are identified in the future, current and potential stockholders could lose confidence in our consolidated financial reporting, which could harm our business and the trading of our common stock.
As of December 31, 2005, Solexa did not maintain effective control over the application of GAAP related to the financial reporting process. This control deficiency resulted in numerous adjustments being required to bring Solexa’s financial statements into compliance with GAAP. Additionally, this deficiency could have resulted in material misstatement of the annual or interim consolidated financial statements that would not be prevented or detected. Accordingly, Solexa’s management determined that this control deficiency constituted a material weakness. Because of this material weakness, Solexa’s management concluded that, as of December 31, 2005, it did not maintain effective internal control over financial reporting based on those criteria. Should we, or our independent registered public accounting firm, determine in future fiscal periods that there are material weaknesses in our consolidated internal controls over financial reporting (including Solexa), the reliability of our financial reports may be impacted, and our results of operations or financial condition may be harmed and the price of our common stock may decline.
We expect that our results of operations will fluctuate. This fluctuation could cause our stock price to decline.
Our revenue is subject to fluctuations due to the timing of sales of high-value products and services projects, the impact of seasonal spending patterns, the timing and size of research projects our customers perform, changes in overall spending levels in the life sciences industry, and other unpredictable factors that may affect customer ordering patterns. Given the difficulty in predicting the timing and magnitude of sales for our products and services, we may experience quarter-to-quarter fluctuations in revenue resulting in the potential for a sequential decline in quarterly revenue. A large portion of our expenses are relatively fixed, including expenses for facilities, equipment and personnel. In addition, we expect operating expenses to continue to increase significantly. Accordingly, if revenue does not grow as anticipated, we may not be able to maintain annual profitability. Any significant delays in the commercial launch of our products, unfavorable sales trends in our existing product lines, or impacts from the other factors mentioned above, could adversely affect our future revenue growth or cause a sequential decline in quarterly revenue. Due to the possibility of fluctuations in our revenue and expenses, we believe that quarterly comparisons of our operating results are not a good indication of our future performance. If our operating results fluctuate or do not meet the expectations of stock market analysts and investors, our stock price could decline.
We have a limited history of commercial sales of systems and consumable products, and our success depends on our ability to develop commercially successful products and on market acceptance of our new and relatively unproven technologies.
We may not possess all of the resources, capability and intellectual property necessary to develop and commercialize all the products or services that may result from our technologies. Sales of our genotyping and gene expression systems only began in 2003, and some of our other technologies are in the early stages of commercialization or are still in development. You should evaluate us in light of the uncertainties and complexities affecting similarly situated companies developing tools for the life sciences and pharmaceutical industries. We must conduct a substantial amount of additional research and development before some of our products will be ready for sale, and we currently have fewer resources available for research and development activities than some of our competitors. We may not be able to develop or launch new products in a timely manner, or at all, or they may not meet customer requirements or be of sufficient quality or at a price that enables us to compete effectively in the marketplace. Problems frequently encountered in connection with the development or early commercialization of products and services using new and relatively unproven technologies might limit our ability to develop and successfully commercialize these products and services. In addition, we may need to enter into agreements to obtain intellectual property necessary to commercialize some of our products or services, which may not be available on favorable terms, or at all.

Historically, life sciences and pharmaceutical companies have analyzed genetic variation and biological function using a variety of technologies. In order to be successful, our products must meet the commercial requirements of the life sciences and pharmaceutical industries as tools for the large-scale analysis of genetic variation and biological function.
Market acceptance will depend on many factors, including:

•	our ability to demonstrate to potential customers the benefits and cost effectiveness of our products and services relative to others available in the market;

•	the extent and effectiveness of our efforts to market, sell and distribute our products;

•	our ability to manufacture products in sufficient quantities with acceptable quality and reliability and at an acceptable cost;

•	the willingness and ability of customers to adopt new technologies requiring capital investments; and

•	the extended time lag and sales expenses involved between the time a potential customer is contacted on a possible sale of our products and services and the time the sale is consummated or rejected by the customer.
Our sales, marketing and technical support organization may limit our ability to sell our products.
We currently have fewer resources available for sales and marketing and technical support services compared to some of our primary competitors. In order to effectively commercialize our sequencing, genotyping and gene expression systems and other products to follow, we will need to expand our sales, marketing and technical support staff both domestically and internationally. We may not be successful in establishing or maintaining either a direct sales force or distribution arrangements to market our products and services. In addition, we compete primarily with much larger companies that have larger sales and distribution staffs and a significant installed base of products in place, and the efforts from a limited sales and marketing force may not be sufficient to build the market acceptance of our products required to support continued growth of our business.
We have only recently achieved annual operating profitability.
Prior to 2006, we had incurred net losses each year since our inception. As of December 31, 2006, our accumulated deficit was $104.6 million. Our ability to sustain annual profitability will depend, in part, on the rate of growth, if any, of our revenue and on the level of our expenses. SFAS No. 123R is also likely to adversely affect our future profitability. We expect to continue incurring significant expenses related to research and development, sales and marketing efforts to commercialize our products and the continued development of our manufacturing capabilities. In addition, we expect that our research and development and selling and marketing expenses will increase at a higher rate in the future as a result of the development and launch of new products. Even if we maintain profitability, we may not be able to increase profitability on a quarterly basis.
We may encounter difficulties in managing our growth. These difficulties could impair our profitability.
We have experienced, and we may expect to continue to experience rapid and substantial growth in order to achieve our operating plans, which will place a strain on our human and capital resources. If we are unable to manage this growth effectively, our profitability could suffer. Our ability to manage our operations and growth effectively requires us to continue to expend funds to enhance our operational, financial and management controls, reporting systems and procedures and to attract and retain sufficient numbers of talented employees. If we are unable to scale up and implement improvements to our manufacturing process and control systems in an efficient or timely manner, or if we encounter deficiencies in existing systems and controls, then we will not be able to make available the products required to successfully commercialize our technology. Failure to attract and retain sufficient numbers of talented employees will further strain our human resources and could impede our growth.

Our effective tax rate may vary significantly.
Our future effective tax rates could be adversely affected by various internal and external factors. These factors, include but are not limited to, earnings being lower than anticipated in countries where we have lower statutory rates and higher than anticipated in countries where we have higher statutory rates; changes in the valuation of our deferred tax assets and liabilities; or changes in tax laws or interpretations thereof; changes in tax rates, future levels of research and development spending, and changes in overall levels of pretax earnings. Any new interpretative guidance relating to accounting for uncertain tax positions could adversely affect our tax provision.
If we lose our key personnel or are unable to attract and retain additional personnel, we may be unable to achieve our goals.
We are highly dependent on our management and scientific personnel, including Jay Flatley, our president and chief executive officer, John Stuelpnagel, our senior vice president and chief operating officer and John West, our senior vice president and general manager of DNA sequencing . The loss of their services could adversely impact our ability to achieve our business objectives. We will need to hire additional qualified personnel with expertise in molecular biology, chemistry, biological information processing, sales, marketing and technical support. We compete for qualified management and scientific personnel with other life science companies, universities and research institutions, particularly those focusing on genomics. Competition for these individuals, particularly in the San Diego area, is intense, and the turnover rate can be high. Failure to attract and retain management and scientific personnel would prevent us from pursuing collaborations or developing our products or technologies.
Our planned activities will require additional expertise in specific industries and areas applicable to the products developed through our technologies, including the life sciences and healthcare industries. Thus, we will need to add new personnel, including management, and develop the expertise of existing management. The failure to do so could impair the growth of our business.
A significant portion of our sales are to international customers.
Approximately 44% and 38% of our revenue for the years ended December 31, 2006 and January 1, 2006, respectively, was derived from shipments to customers outside the United States. We intend to continue to expand our international presence and export sales to international customers and we expect the total amount of non-U.S. sales to continue to grow. Export sales entail a variety of risks, including:

•	currency exchange fluctuations;

•	unexpected changes in legislative or regulatory requirements of foreign countries into which we import our products;

•	difficulties in obtaining export licenses or in overcoming other trade barriers and restrictions resulting in delivery delays; and

•	significant taxes or other burdens of complying with a variety of foreign laws.
In addition, sales to international customers typically result in longer payment cycles and greater difficulty in accounts receivable collection. We are also subject to general geopolitical risks, such as political, social and economic instability and changes in diplomatic and trade relations. One or more of these factors could have a material adverse effect on our business, financial condition and operating results.

Our success depends upon the continued emergence and growth of markets for analysis of genetic variation and biological function.
We design our products primarily for applications in the life sciences and pharmaceutical industries. The usefulness of our technology depends in part upon the availability of genetic data and its usefulness in identifying or treating disease. We are initially focusing on markets for analysis of genetic variation and biological function, namely SNP genotyping and gene expression profiling. Both of these markets are new and emerging, and they may not develop as quickly as we anticipate, or reach their full potential. Other methods of analysis of genetic variation and biological function may emerge and displace the methods we are developing. Also, researchers may not seek or be able to convert raw genetic data into medically valuable information through the analysis of genetic variation and biological function. In addition, factors affecting research and development spending generally, such as changes in the regulatory environment affecting life sciences and pharmaceutical companies, and changes in government programs that provide funding to companies and research institutions, could harm our business. If useful genetic data is not available or if our target markets do not develop in a timely manner, demand for our products may grow at a slower rate than we expect, and we may not be able to achieve or sustain annual profitability.

Our poison pill, provisions of our charter documents and Delaware General Corporation Law may deter or prevent a business combination that may be favorable to you.
Provisions of our charter documents could deter or prevent a third party from acquiring us, even if doing so would be beneficial to our stockholders. These provisions include:

•	establishing a classified board of directors, so that only a portion of our total board can be elected at each annual meeting;

•	setting limitations on the removal of our directors;

•	granting our board of directors the authority to issue “blank check” preferred stock without stockholder approval;

•	prohibiting cumulative voting in the election of our directors, which would permit less than a majority of stockholders to elect directors;

•	limiting our stockholders’ ability to call special meetings; and

•	prohibiting stockholder action by written consent.
We have also established a rights agreement, also called a “poison pill.” Generally, our rights agreement permits our existing stockholders to purchase a large number of our shares at a substantial discount to the market price if a third party attempts to gain control of a sufficient equity position in us. Our rights agreement could have the effect of deterring or preventing a third party from acquiring us in a transaction that might be favorable to you.
In addition, Section 203 of the Delaware General Corporation Law generally prohibits us from engaging in any business combination with certain persons who own 15% or more of our outstanding voting stock or any of our associates or affiliates who at any time in the past three years have owned 15% or more of our outstanding voting stock. These provisions could adversely affect the price that investors are willing to pay for shares of our common stock and could prevent you from realizing any premium that stockholders may otherwise receive in connection with a corporate takeover.
We do not intend to pay cash dividends on our common stock in the foreseeable future.
We have not declared or paid any cash dividends on our common stock or other securities, and we currently do not anticipate paying any cash dividends in the foreseeable future. Accordingly, our stockholders will not realize a return on their investment unless the trading price of our common stock appreciates. We cannot assure you that our common stock will appreciate in value after the offering or even maintain the price at which you purchased your shares.
Market volatility may affect our stock price, and the value of your investment in our common stock may experience sudden decreases.
There has been, and will likely continue to be, significant volatility in the market price of securities of life sciences and biotechnology companies, including us. These fluctuations can be unrelated to the operating performance of these companies. During the period from January 1, 2005 to February 28, 2007, the lowest and highest reported trading prices per share of our common stock on The NASDAQ Global Market were $6.72 and $45.87, respectively. Factors such as the following could cause the market price of our common stock to fluctuate substantially:
•	announcements of new products or services by us or our competitors;

•	litigation involving or affecting us;

•	quarterly fluctuations in our or other companies’ financial results;

•	shortfalls in our actual financial results compared to our guidance or the forecasts of stock market analysts;

•	acquisitions or strategic alliances by us or our competitors;

•	the gain or loss of a significant customer; and

•	general conditions in our industry and in the financial markets.
A decline in the market price of our common stock could cause you to lose some or all of your investment and may adversely impact our ability to attract and retain employees, acquire other companies or businesses and raise capital. In addition, stockholders may initiate securities class action lawsuits if the market price of our stock drops significantly, which may cause us to incur substantial costs and could divert the time and attention of our management.

FORWARD-LOOKING STATEMENTS
This prospectus supplement, including the documents incorporated by reference, includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, which we refer to as the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. We have based these forward-looking statements on our current expectations and projections about future events. Our actual results could differ materially from those discussed in, or implied by, these forward-looking statements. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue” and similar expressions are intended to identify such forward-looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Forward-looking statements include, but are not necessarily limited to, those relating to:
•	the introduction and development of new products, product improvements and new services;

•	the applicability and usefulness of our technologies in various markets and industries;

•	the success of our technologies;

•	emerging markets in functional genetic analysis, namely SNP genotyping, gene expression profiling and proteomics, and the future growth of these markets;

•	demand for increased throughput in genetic analysis;

•	continued advances in genomics;

•	the potential to derive medically valuable information from raw genetic data and the further potential to use this information to improve drugs and therapies, to customize diagnosis and treatment, and cure disease;

•	potential future partnerships, collaborations and acquisitions; and

•	growth in our research and development and general and administrative expenses.
These statements are only predictions. In evaluating these statements, you should consider various factors, including the risks outlined under the section entitled “Risk Factors.” These factors may cause actual events or our results to differ materially from those expressed or implied by any forward-looking statement.
Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of these forward-looking statements. We are under no duty and do not intend to update any of the forward-looking statements after the date of this prospectus supplement or to conform our prior statements to actual results.

USE OF PROCEEDS
We will not receive any cash proceeds from the issuance of the shares covered by this prospectus supplement.

PLAN OF DISTRIBUTION
On January 26, 2006, we acquired Solexa in a stock-for-stock merger pursuant to which each outstanding share of common stock of Solexa was exchanged into 0.344 shares of our common stock. Pursuant to certain employment agreements between Solexa and five of its officers, those officers became entitled to bonus payments on account of the merger. We assumed these employment agreements following the merger. The amount of the bonus is generally equal to a specified percentage, ranging from 0.25% to 1%, of the amount by which the consideration received by Solexa stockholders as a result of the merger exceeds $150 million plus the aggregate gross proceeds received by Solexa through sales of equity securities after the effective date of the relevant employment agreement. The bonus is payable in the same form of consideration paid to Solexa stockholders as a result of the merger, namely shares of our common stock. However, we have the right to pay a portion of the bonus in cash. We have elected to pay the bonuses to these individuals as follows:

			Portion of Bonus Paid
	Total Bonus Expressed	Portion of Bonus Paid	in Shares of Our
Name	in Dollars	in Cash	Common Stock
John West	$4,080,163.31	$2,610,914.71	37,461
Peter Lundberg	$1,020,040.83	$466,668.68	14,109
Omead Ostadan	$732,040.83	$337,400.93	10,062
Linda Rubinstein	$1,020,040.83	$466,883.66	14,103
Tony Smith	$1,020,040.83	$418,216.74	15,344
For purposes of determining how many shares are payable, shares of our common stock were valued at $39.22 per share, which was the last reported sale price of our common stock on January 26, 2007.
We estimate that the total expenses incurred by us in connection with the issuance of these shares is $10,000. Our common stock is quoted on The NASDAQ Global Market under the symbol “ILMN.”

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. The SEC’s website contains reports, proxy and information statements and other information regarding issuers, such as us, that file electronically with the SEC. You may also read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its Public Reference Room. We maintain a website at www.illumina.com. We have not incorporated by reference into this prospectus supplement the information in, or that can be accessed through, our or the SEC’s websites, and you should not consider such information to be a part of this prospectus supplement.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The SEC allows us to “incorporate by reference” into this prospectus supplement the information we have filed with the SEC. The information we incorporate by reference into this prospectus supplement is an important part of this prospectus supplement. Any statement in a document we filed with the SEC prior to the date of this prospectus supplement and which is incorporated by reference into this prospectus supplement will be considered to be modified or superseded to the extent a statement contained in this prospectus supplement or any other subsequently filed document that is incorporated by reference into this prospectus supplement modifies or supersedes that statement. The modified or superseded statement will not be considered to be a part of this prospectus supplement, except as modified or superseded.
We incorporate by reference into this prospectus supplement the information contained in the documents listed below, which is considered to be a part of this prospectus:
•	our annual report on Form 10-K for the fiscal year ended December 31, 2006, filed with the SEC on February 28, 2007 (file no. 000-30361);

•	our current reports on Form 8-K, filed with the SEC on February 1, 2007, February 16, 2007, February 20, 2007 and February 21, 2007 (file no. 000-30361);

•	the description of our common stock contained in our registration statement on Form 8-A, filed with the SEC on April 14, 2000, including any amendments or reports filed for the purpose of updating such description (file no. 000-30361);

•	the description of our preferred stock purchase rights contained in our registration statement on Form 8-A, filed with the SEC on May 14, 2001, including any amendments or reports filed for the purpose of updating such description (file no. 000-30361); and

•	all filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus supplement but prior to the termination of the offering of the securities covered by this prospectus supplement.
You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:
Illumina, Inc.
9885 Towne Centre Drive
San Diego, California 92121-1975
(858) 202-4500

LEGAL MATTERS
The validity of the shares of common stock offered by this prospectus supplement will be passed upon for us by Dewey Ballantine LLP, New York, NY.
EXPERTS
Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2006, and management’s assessment of the effectiveness of our internal control over financial reporting as of December 31, 2006, as set forth in their reports, which are incorporated by reference into this prospectus supplement and elsewhere in the registration statement. Our financial statements and schedule and management’s assessment are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

PROSPECTUS
Common Stock

We may offer to sell shares of our common stock from time to time in one or more offerings. This prospectus describes some of the general terms that may apply to an offering of our common stock. We will describe the details of each offering, including the number of shares offered and the offering price, in a post-effective amendment to the registration statement of which this prospectus is a part, in one or more supplements to this prospectus or in one or more documents incorporated by reference into this prospectus.
We may offer and sell common stock to or through one or more underwriters, dealers or agents, directly to purchasers or otherwise.
Our common stock is quoted on the Nasdaq National Market under the symbol “ILMN.”
Investing in our common stock involves a high degree of risk. Before buying any shares you should read the discussion of material risks of investing in our common stock in “Risk Factors” beginning on page 1.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is May 11, 2006.

About this Prospectus	1	Incorporation of Certain Documents by Reference	11
Risk Factors	2	Legal Matters	12
Use of Proceeds	11	Experts	12
Where You Can Find More Information	11

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission using the “shelf” registration process. By using a shelf registration statement, we may offer and sell our common stock from time to time in one or more offerings. There is no limit on the number of shares of common stock we may sell pursuant to the registration statement.
You should rely only on the information contained in or incorporated by reference into this prospectus and any applicable prospectus supplement and the information contained in any permitted free writing prospectuses we have authorized for use with respect to the applicable offering. We have not authorized anyone to provide you with different or additional information. This document may only be used where it is legal to sell our common stock. You should not assume that the information contained in this prospectus, any prospectus supplement or any related permitted free writing prospectus we have authorized is accurate as of any date other than its date, regardless of when you receive those documents or when any particular sale of our common stock occurs.
This prospectus and the information incorporated by reference into this prospectus includes trademarks, service marks and trade names owned by us or others. All trademarks, service marks and trade names included or incorporated by reference in this prospectus are the property of their respective owners.
Unless the context requires otherwise, the words “Illumina,” “we,” “company,” “us” and “our” refer to Illumina, Inc. and its subsidiaries, and the term “you” refers to a prospective investor. Our principal executive offices are located at 9885 Towne Centre Drive, San Diego, California 92121. Our phone number is (858) 202-4500.

RISK FACTORS
Investing in our common stock involves a high degree of risk. In addition to the other information included and incorporated by reference in this prospectus or accompanying prospectus supplement or in any free writing prospectus we have authorized, you should carefully consider the risks described below before purchasing our common stock. If any of the following risks actually occurs, our business, results of operations and financial condition will likely suffer. As a result, the trading price of our common stock may decline, and you might lose part or all of your investment.
RISKS RELATED TO OUR BUSINESS
Litigation or other proceedings or third party claims of intellectual property infringement could require us to spend significant time and money and could prevent us from selling our products or services or impact our stock price.
Our commercial success depends in part on our non-infringement of the patents or proprietary rights of third parties and the ability to protect our own intellectual property. As described in our Quarterly Report on Form 10-Q for the quarter period ended April 2, 2006, filed with the SEC on May 8, 2006, under the caption “Part II. Other Information. Item 1. Legal Proceedings,” Affymetrix, Inc. filed a complaint against us in July 2004, alleging infringement of six of its patents.
On April 20, 2006, a claims construction hearing was held as part of this proceeding. We expect a ruling related to the claims construction within the next several weeks, but there is no fixed time for such a ruling. At issue is the meaning of 15 terms, and depending on the court’s ruling on each of the 15 terms, or a mix of rulings across all the terms, an advantage (or at least the perception of an advantage) may be obtained by one party or the other as to one or more issues. We are not able to predict the timing or the substance of the court’s rulings. Any adverse ruling or perception of an adverse ruling may have an adverse impact on our stock price, and such impact may be disproportionate to the actual import of the ruling itself.
Including Affymetrix, third parties have asserted or may assert that we are employing their proprietary technology without authorization. As we enter new markets, we expect that competitors will likely assert that our products infringe their intellectual property rights as part of a business strategy to impede our successful entry into those markets. In addition, third parties may have obtained and may in the future obtain patents and claim that use of our technologies infringes these patents. We could incur substantial costs and divert the attention of our management and technical personnel in defending ourselves against any of these claims. Furthermore, parties making claims against us may be able to obtain injunctive or other relief, which effectively could block our ability to further develop, commercialize and sell products, and could result in the award of substantial damages against us. In the event of a successful claim of infringement against us, we may be required to pay damages and obtain one or more licenses from third parties, or be prohibited from selling certain products. We may not be able to obtain these licenses at a reasonable cost, or at all. We could incur substantial costs related to royalty payments for licenses obtained from third parties, which could negatively affect our gross margins. In that event, we could encounter delays in product introductions while we attempt to develop alternative methods or products. Defense of any lawsuit or failure to obtain any of these licenses on favorable terms could prevent us from commercializing products, and the prohibition of sale of any of our products could materially affect our ability to grow and to attain profitability.
We expect intense competition in our target markets, which could render our products obsolete, result in significant price reductions or substantially limit the volume of products that we sell. This would limit our ability to compete and achieve and maintain profitability. If we cannot continuously develop and commercialize new products, our revenue may not grow as intended.
We compete with life sciences companies that design, manufacture and market instruments for analysis of genetic variation and biological function and other applications using technologies such as two-dimensional electrophoresis, capillary electrophoresis, mass spectrometry, flow cytometry, microfluidics, next-generation DNA sequencing and mechanically deposited, inkjet and photolithographic arrays. We anticipate that we will face increased competition in the future as existing companies develop new or improved products and as new companies enter the market with new technologies. The markets for our products are characterized by rapidly changing technology, evolving industry standards, changes in customer needs, emerging competition, new product introductions and strong price competition. For example, prices per data point for genotyping have fallen significantly over the last two years and we anticipate that prices will continue to fall. One or more of our competitors may render our technology obsolete or uneconomical. Some of our competitors have greater financial and personnel resources, broader product lines, a more established customer base and more experience in research and development than we do. Furthermore, the life sciences and pharmaceutical companies, which are our potential customers and strategic partners, could develop competing products. If we are unable to develop enhancements to our technology and rapidly deploy new product offerings, our business, financial condition and results of operations will suffer.
Our manufacturing capacity may limit our ability to sell our products.
We are currently ramping up our capacity to meet our anticipated demand for our products. Although we have significantly increased our manufacturing capacity and we believe that we have sufficient plans in place to ensure we have adequate capacity to meet our business plan in 2006, there are uncertainties inherent in expanding our manufacturing capabilities and we may not be able to increase our capacity in a timely manner. For example, manufacturing and product quality issues may arise as we increase production rates at our manufacturing facility and launch new products. As a result, we may experience difficulties in meeting customer, collaborator and internal demand, in which case we could lose customers or be required to delay new product introductions, and demand for our products could decline. Additionally, in the past, we have experienced variations in manufacturing conditions that have temporarily reduced production yields. Due to the intricate nature of manufacturing products that contain DNA, we may encounter similar or previously unknown manufacturing difficulties in the future that could significantly reduce production yields, impact our ability to launch or sell these products, or to produce them economically, prevent us from achieving expected performance levels or cause us to set prices that hinder wide adoption by customers.
We have not yet achieved annual operating profitability and may not be able to do so.
We have incurred net losses each year since our inception. As of April 2, 2006, our accumulated deficit was $144.7 million and we incurred a net loss of $0.1 million for the three months ended April 2, 2006. We may not be profitable in 2006, due in part to the impact of SFAS No. 123R, which is expected to add additional expense of $12.0 million to $15.0 million in 2006. Our ability to achieve annual profitability will depend, in part, on the rate of growth, if any, of our revenue and on the level of our expenses. We expect to continue incurring significant expenses related to research and development, sales and marketing efforts to commercialize our products and the continued development of our manufacturing capabilities. In addition, we expect that our selling and marketing expenses will increase at a higher rate in the future as a result of the launch of new products. As a result, we expect that our operating expenses will increase significantly as we grow and, consequently, we will need to generate significant additional revenue to achieve and maintain profitability. Even if we maintain profitability, we may not be able to increase profitability on a quarterly basis.
The growth and profitability of our oligo business depends on a third party.
In December 2004, we entered into a collaboration agreement with Invitrogen to sell and market our oligos worldwide. Under the terms of the collaboration, Invitrogen is responsible for sales, marketing and technical support, while we are responsible for the manufacture of the collaboration products. As Invitrogen is solely responsible for the sales and marketing support of the collaboration, our continued growth and profitability related to these products depends on the extent to which Invitrogen is successful in penetrating the oligo market and selling the collaboration products. If Invitrogen is not successful in selling the collaboration products, our business, financial condition and results of operations may suffer.

We have a limited history of commercial sales of systems and consumable products, and our success depends on our ability to develop commercially successful products and on market acceptance of our new and relatively unproven technologies.
We may not possess all of the resources, capability and intellectual property necessary to develop and commercialize all the products or services that may result from our technologies. Sales of our genotyping and gene expression systems only began in 2003, and some of our other technologies are in the early stages of commercialization or are still in development. You should evaluate us in light of the uncertainties and complexities affecting similarly situated companies developing tools for the life sciences and pharmaceutical industries. We must conduct a substantial amount of additional research and development before some of our products will be ready for sale, and we currently have fewer resources available for research and development activities than many of our competitors. We may not be able to develop or launch new products in a timely manner, or at all, or they may not meet customer requirements or be of sufficient quality or at a price that enables us to compete effectively in the marketplace. Problems frequently encountered in connection with the development or early commercialization of products and services using new and relatively unproven technologies might limit our ability to develop and successfully commercialize these products and services. In addition, we may need to enter into agreements to obtain intellectual property necessary to commercialize some of our products or services, which may not be available on favorable terms, or at all.
Historically, life sciences and pharmaceutical companies have analyzed genetic variation and biological function using a variety of technologies. In order to be successful, our products must meet the commercial requirements of the life sciences and pharmaceutical industries as tools for the large-scale analysis of genetic variation and biological function.
Market acceptance will depend on many factors, including:
•	our ability to demonstrate to potential customers the benefits and cost effectiveness of our products and services relative to others available in the market;

•	the extent and effectiveness of our efforts to market, sell and distribute our products;

•	our ability to manufacture products in sufficient quantities with acceptable quality and reliability and at an acceptable cost;

•	the willingness and ability of customers to adopt new technologies requiring capital investments; and

•	the extended time lag and sales expenses involved between the time a potential customer is contacted on a possible sale of our products and services and the time the sale is consummated or rejected by the customer.
Any inability to adequately protect our proprietary technologies could harm our competitive position.
Our success will depend in part on our ability to obtain patents and maintain adequate protection of our intellectual property in the United States and other countries. If we do not protect our intellectual property adequately, competitors may be able to use our technologies and thereby erode our competitive advantage. The laws of some foreign countries do not protect proprietary rights to the same extent as the laws of the United States, and many companies have encountered significant problems in protecting their proprietary rights abroad. These problems can be caused by the absence of rules and methods for defending intellectual property rights.
The patent positions of companies developing tools for the life sciences and pharmaceutical industries, including our patent position, generally are uncertain and involve complex legal and factual questions. We will be able to protect our proprietary rights from unauthorized use by third parties only to the extent that our proprietary technologies are covered by valid and enforceable patents or are effectively maintained as trade secrets. We intend to apply for patents covering our technologies and products, as we deem appropriate. However, our patent applications may be challenged and may not result in issued patents or may be invalidated or narrowed in scope after they are issued. Questions as to inventorship may also arise. For example, a former employee recently filed a complaint against us, claiming he is entitled to be named as joint inventor of certain of our U.S. patents and pending U.S. and foreign patents and seeking a judgment that the related patents and applications are unenforceable. Any finding that our patents and applications are unenforceable could harm our ability to prevent others from practicing the related technology, and a finding that others have inventorship rights to our patents and applications could require us to obtain licenses to practice the technology, which may not be available on favorable terms, if at all.
In addition, our existing patents and any future patents we obtain may not be sufficiently broad to prevent others from practicing our technologies or from developing competing products. There also is risk that others may independently develop similar or alternative technologies or design around our patented technologies. Also, our patents may fail to provide us with any competitive advantage. We may need to initiate additional lawsuits to protect or enforce our patents, or litigate against third party claims, which would be expensive and, if we lose, may cause us to lose some of our intellectual property rights and reduce our ability to compete in the marketplace. Furthermore, these lawsuits may divert the attention of our management and technical personnel.
We also rely upon trade secret protection for our confidential and proprietary information. We have taken security measures to protect our proprietary information. These measures, however, may not provide adequate protection for our trade secrets or other proprietary information. We seek to protect our proprietary information by entering into confidentiality agreements with employees, collaborators and consultants. Nevertheless, employees, collaborators or consultants may still disclose our proprietary information, and we may not be able to meaningfully protect our trade secrets. In addition, others may independently develop substantially equivalent proprietary information or techniques or otherwise gain access to our trade secrets.
Our sales, marketing and technical support organization may limit our ability to sell our products.
We currently have fewer resources available for sales and marketing and technical support services as compared to some of our primary competitors. In order to effectively commercialize our genotyping and gene expression systems and other products to follow, we will need to expand our sales, marketing and technical support staff both domestically and internationally. We may not be successful in establishing or maintaining either a direct sales force or distribution arrangements to market our products and services. In addition, we compete primarily with much larger companies that have larger sales and distribution staffs and a significant installed base of products in place, and the efforts from a limited sales and marketing force may not be sufficient to build the market acceptance of our products required to support continued growth of our business.
If we are unable to develop and maintain operation of our manufacturing capability, we may not be able to launch or support our products in a timely manner, or at all.
We currently possess only one facility capable of manufacturing our products and services for both sale to our customers and internal use. If a natural disaster were to significantly damage our facility or if other events were to cause our operations to fail, these events could prevent us from developing and manufacturing our products and services. Also, many of our manufacturing processes are automated and are controlled by our custom-designed Laboratory Information Management System (LIMS). Additionally, as part of the decoding step in our array manufacturing process, we record several images of each array to identify what bead is in each location on the array and to validate each bead in the array. This requires significant network and storage infrastructure. If either our LIMS system or our networks or storage infrastructure were to fail for an extended period of time, it would adversely impact our ability to manufacture our products on a timely basis and may prevent us from achieving our expected shipments in any given period.

If we are unable to find third-party manufacturers to manufacture components of our products, we may not be able to launch or support our products in a timely manner, or at all.
The nature of our products requires customized components that currently are available from a limited number of sources. For example, we currently obtain the fiber optic bundles and BeadChip slides included in our products from single vendors. If we are unable to secure a sufficient supply of those or other product components, we will be unable to meet demand for our products. We may need to enter into contractual relationships with manufacturers for commercial-scale production of some of our products, or develop these capabilities internally, and we cannot assure you that we will be able to do this on a timely basis, for sufficient quantities or on commercially reasonable terms. Accordingly, we may not be able to establish or maintain reliable, high-volume manufacturing at commercially reasonable costs.
We may encounter difficulties in integrating recently completed or future acquisitions that could adversely affect our business.
In April 2005, we acquired CyVera Corporation and may in the future acquire technology, products or businesses related to our current or future business. We have limited experience in acquisition activities and may have to devote substantial time and resources in order to complete acquisitions. Further, these potential acquisitions entail risks, uncertainties and potential disruptions to our business. For example, we may not be able to successfully integrate a company’s operations, technologies, products and services, information systems and personnel into our business. An acquisition may further strain our existing financial and managerial resources, and divert management’s attention away from our other business concerns. In connection with the CyVera acquisition, we assumed certain liabilities and hired certain employees of CyVera, which is expected to continue to result in an increase in our research and development expenses and capital expenditures. There may also be unanticipated costs and liabilities associated with an acquisition that could adversely affect our operating results.
We may encounter difficulties in managing our growth. These difficulties could increase our losses.
We expect to experience rapid and substantial growth in order to achieve our operating plans, which will place a strain on our human and capital resources. If we are unable to manage this growth effectively, our losses could increase. Our ability to manage our operations and growth effectively requires us to continue to expend funds to enhance our operational, financial and management controls, reporting systems and procedures and to attract and retain sufficient numbers of talented employees. If we are unable to scale up and implement improvements to our manufacturing process and control systems in an efficient or timely manner, or if we encounter deficiencies in existing systems and controls, then we will not be able to make available the products required to successfully commercialize our technology. Failure to attract and retain sufficient numbers of talented employees will further strain our human resources and could impede our growth.
We may need additional capital in the future. If additional capital is not available on acceptable terms, we may have to curtail or cease operations.
Our future capital requirements will be substantial and will depend on many factors including our ability to successfully market our genetic analysis systems and services, the need for capital expenditures to support and expand our business, the progress and scope of our research and development projects, the filing, prosecution and enforcement of patent claims, the outcome of our legal proceedings with Affymetrix, the defense of any future litigation involving us and the need to enter into collaborations with other companies or acquire other companies or technologies to enhance or complement our product and service offerings. We anticipate that our current cash and cash equivalents, revenue from sales and funding from grants will be sufficient to fund our anticipated operating needs, barring unforeseen developments. However, this expectation is based upon on our current operating plan, which may change as a result of many factors. Consequently, we may need additional funding in the future. Our inability to raise capital would seriously harm our business and product development efforts. In addition, we may choose to raise additional capital due to market conditions or strategic considerations, such as an acquisition, even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity, the issuance of these securities could result in dilution to our stockholders.
We have no credit facility or committed sources of capital available as of April 2, 2006. To the extent operating and capital resources are insufficient to meet future requirements, we will have to raise additional funds to continue the development and commercialization of our technologies. These funds may not be available on favorable terms, or at all. If adequate funds are not available on attractive terms, we may be required to curtail operations significantly or to obtain funds by entering into financing, supply or collaboration agreements on unattractive terms.
If we lose our key personnel or are unable to attract and retain additional personnel, we may be unable to achieve our goals.
We are highly dependent on our management and scientific personnel, including Jay Flatley, our president and chief executive officer, and John Stuelpnagel, our senior vice president and chief operating officer. The loss of their services could adversely impact our ability to achieve our business objectives. We will need to hire additional qualified personnel with expertise in molecular biology, chemistry, biological information processing, sales, marketing and technical support. We compete for qualified management and scientific personnel with other life science companies, universities and research institutions, particularly those focusing on genomics. Competition for these individuals, particularly in the San Diego area, is intense, and the turnover rate can be high. Failure to attract and retain management and scientific personnel would prevent us from pursuing collaborations or developing our products or technologies.
Our planned activities will require additional expertise in specific industries and areas applicable to the products developed through our technologies, including the life sciences and healthcare industries. Thus, we will need to add new personnel, including management, and develop the expertise of existing management. The failure to do so could impair the growth of our business.
A significant portion of our sales are to international customers.
Approximately 47% and 42% of our revenue for the three months ended April 2, 2006 and April 3, 2005, respectively, was derived from customers outside the United States. During fiscal 2005, 38% of our revenue came from customers outside the United States, as compared to 52% in fiscal 2004. We intend to continue to expand our international presence and export sales to international customers and we expect the total amount of non-U.S. sales to continue to grow. Export sales entail a variety of risks, including:
•	currency exchange fluctuations;

•	unexpected changes in legislative or regulatory requirements of foreign countries into which we import our products;

•	difficulties in obtaining export licenses or other trade barriers and restrictions resulting in delivery delays; and

•	significant taxes or other burdens of complying with a variety of foreign laws.
In addition, sales to international customers typically result in longer payment cycles and greater difficulty in accounts receivable collection. We are also subject to general geopolitical risks, such as political, social and economic instability and changes in diplomatic and trade relations. One or more of these factors could have a material adverse effect on our business, financial condition and operating results.

Our success depends upon the continued emergence and growth of markets for analysis of genetic variation and biological function.
We design our products primarily for applications in the life sciences and pharmaceutical industries. The usefulness of our technology depends in part upon the availability of genetic data and its usefulness in identifying or treating disease. We are initially focusing on markets for analysis of genetic variation and biological function, namely SNP genotyping and gene expression profiling. Both of these markets are new and emerging, and they may not develop as quickly as we anticipate, or reach their full potential. Other methods of analysis of genetic variation and biological function may emerge and displace the methods we are developing. Also, researchers may not seek or be able to convert raw genetic data into medically valuable information through the analysis of genetic variation and biological function. In addition, factors affecting research and development spending generally, such as changes in the regulatory environment affecting life sciences and pharmaceutical companies, and changes in government programs that provide funding to companies and research institutions, could harm our business. If useful genetic data is not available or if our target markets do not develop in a timely manner, demand for our products may grow at a slower rate than we expect, and we may not be able to achieve or sustain profitability.
We expect that our results of operations will fluctuate. This fluctuation could cause our stock price to decline.
Our revenue is subject to fluctuations due to the timing of sales of high-value products and services projects, the impact of seasonal spending patterns, the timing and size of research projects our customers perform, changes in overall spending levels in the life sciences industry, the timing and amount of government grant funding programs and other unpredictable factors that may affect customer ordering patterns. Given the difficulty in predicting the timing and magnitude of sales for our products and services, we may experience quarter-to-quarter fluctuations in revenue resulting in the potential for a sequential decline in quarterly revenue. A large portion of our expenses are relatively fixed, including expenses for facilities, equipment and personnel. In addition, we expect operating expenses to continue to increase significantly. Accordingly, if revenue does not grow as anticipated, we may not be able to achieve and maintain profitability. Any significant delays in the commercial launch of our products, unfavorable sales trends in our existing product lines, or impacts from the other factors mentioned above, could adversely affect our revenue growth in 2006 or cause a sequential decline in quarterly revenues. Due to the possibility of fluctuations in our revenue and expenses, we believe that quarterly comparisons of our operating results are not a good indication of our future performance. If our operating results fluctuate or do not meet the expectations of stock market analysts and investors, our stock price probably would decline.
RISKS RELATED TO OWNING OUR COMMON STOCK
Our poison pill, provisions of our charter documents and Delaware General Corporation Law may deter or prevent a business combination that may be favorable to you.
Provisions of our charter documents could deter or prevent a third party from acquiring us, even if doing so would be beneficial to our stockholders. These provisions include:
•	establishing a classified board of directors, so that only a portion of our total board can be elected at each annual meeting;

•	setting limitations on the removal of our directors;

•	granting our board of directors the authority to issue “blank check” preferred stock without stockholder approval;

•	prohibiting cumulative voting in the election of our directors, which would permit less than a majority of stockholders to elect directors;

•	limiting our stockholders’ ability to call special meetings; and

•	prohibiting stockholder action by written consent.

We have also established a rights agreement, also called a “poison pill.” Generally, our rights agreement permits our existing stockholders to purchase a large number of our shares at a substantial discount to the market price if a third party attempts to gain control of a sufficient equity position in us. Our rights agreement could have the effect of deterring or preventing a third party from acquiring us in a transaction that might be favorable to you.
In addition, Section 203 of the Delaware General Corporation Law generally prohibits us from engaging in any business combination with certain persons who own 15% or more of our outstanding voting stock or any of our associates or affiliates who at any time in the past three years have owned 15% or more of our outstanding voting stock. These provisions could adversely affect the price that investors are willing to pay for shares of our common stock and could prevent you from realizing any premium that stockholders may otherwise receive in connection with a corporate takeover.
We may invest or spend the proceeds of this offering in ways with which you may not agree and that may not earn a return for our stockholders.
We will retain broad discretion over the use of the proceeds from any offering we make pursuant to this prospectus. You may not agree with the way we decide to use those proceeds, and our use of the proceeds may not yield a significant return or any return at all for our stockholders.
We do not intend to pay cash dividends on our common stock in the foreseeable future.
We have not declared or paid any cash dividends on our common stock or other securities, and we currently do not anticipate paying any cash dividends in the foreseeable future. Accordingly, our stockholders will not realize a return on their investment unless the trading price of our common stock appreciates. We cannot assure you that our common stock will appreciate in value after the offering or even maintain the price at which you purchased your shares.
Market volatility may affect our stock price, and the value of your investment in our common stock may experience sudden decreases.
There has been, and will likely continue to be, significant volatility in the market price of securities of life sciences and biotechnology companies, including us. These fluctuations can be unrelated to the operating performance of these companies. During the period from January 1, 2004 to May 10, 2006, the lowest and highest reported trading prices of our common stock on the Nasdaq National Market were $4.23 and $32.00, respectively. Factors such as the following could cause the market price of our common stock to fluctuate substantially:
•	announcements of new products or services by us or our competitors;

•	litigation involving or affecting us;

•	quarterly fluctuations in our or other companies’ financial results;

•	shortfalls in our actual financial results compared to our guidance or the forecasts of stock market analysts;

•	acquisitions or strategic alliances by us or our competitors;

•	the gain or loss of a significant customer; and

•	general conditions in our industry and in the financial markets.

A decline in the market price of our common stock could cause you to lose some or all of your investment and may adversely impact our ability to attract and retain employees, acquire other companies or businesses and raise capital. In addition, stockholders may initiate securities class action lawsuits if the market price of our stock drops significantly, which may cause us to incur substantial costs and could divert the time and attention of our management.

USE OF PROCEEDS
We will specify, in a post-effective amendment to the registration statement of which this prospectus is a part, in an accompanying prospectus supplement or in a document incorporated by reference into this prospectus, how we intend to use the net proceeds received by us from any offerings we make pursuant to this prospectus.
WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. The SEC’s website contains reports, proxy and information statements and other information regarding issuers, such as us, that file electronically with the SEC. You may also read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its Public Reference Room. We maintain a website at www.illumina.com. We have not incorporated by reference into this prospectus the information in, or that can be accessed through, our or the SEC’s website, and you should not consider it to be a part of this prospectus.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The SEC allows us to “incorporate by reference” into this prospectus the information we have filed with the SEC. The information we incorporate by reference into this prospectus is an important part of this prospectus. Any statement in a document the we filed with the SEC prior to the date of this prospectus and which is incorporated by reference into this prospectus will be considered to be modified or superseded to the extent a statement contained in this prospectus or any other subsequently filed document that is incorporated by reference into this prospectus modifies or supersedes that statement. The modified or superseded statement will not be considered to be a part of this prospectus, except as modified or superseded.
We incorporate by reference into this prospectus the information contained in the documents listed below, which is considered to be a part of this prospectus:
•	our annual report on Form 10-K for the fiscal year ended January 1, 2006, filed with the SEC on March 6, 2006 (file no. 000-30361);

•	our quarterly reports on Form 10-Q for the fiscal quarters ended April 2, 2006, July 2, 2006 and October 1, 2006, filed with the SEC on May 8, 2006, August 2, 2006 and October 30, 2006, respectively (file no. 000-30361);

•	our current reports on Form 8-K, filed with the SEC on March 29, 2006, May 18, 2006, May 19, 2006, June 29, 2006, August 23, 2006, October 31, 2006 and November 13, 2006 (file no. 000-30361);

•	the description of our common stock contained in our registration statement on Form 8-A, filed with the SEC on April 14, 2000, including any amendments or reports filed for the purpose of updating such description (file no. 000-30361);

•	The description of our preferred stock purchase rights contained in our registration statement on Form 8-A, filed with the SEC on May 14, 2001, including any amendments or reports filed for the purpose of updating such description (file no. 000-30361); and

•	all filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus but prior to the termination of the offering of the securities covered by this prospectus.
You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:
Illumina, Inc.
9885 Towne Centre Drive
San Diego, California 92121
(858) 202-4500

LEGAL MATTERS
The validity of the shares of common stock offered by this prospectus will be passed upon for us by Dewey Ballantine LLP, New York, NY.
EXPERTS
Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended January 1, 2006, and management’s assessment of the effectiveness of our internal control over financial reporting as of January 1, 2006, as set forth in their reports, which are incorporated by reference into this prospectus and elsewhere in the registration statement. Our financial statements and schedule and management’s assessment are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.